As filed with the Securities and Exchange Commission on March 7, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AOL INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4268793
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

770 Broadway

New York, NY 10003

Telephone: (212) 652-6400

(Address including zip code, and telephone number, including area code, of principal executive offices)

TheHuffingtonPost.com, Inc. Long-Term Incentive Plan

(Full title of the plan)

Julie M. Jacobs

General Counsel

22000 AOL Way

Dulles, VA 20166

(Name and address of agent for service)

(703) 265-1000

Telephone number, including area code, of agent for service)

With copies to:

Peter S. Malloy

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 251-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(4)
Common stock, $0.01 par value(1)	4,938,606(3)	$21.48	$106,081,256.88	$12,316.03

(1)	AOL Inc. (“AOL”) is offering shares of its common stock pursuant to the TheHuffingtonPost.com, Inc. Long-Term Incentive Plan (the “Plan”) because, in connection with the merger pursuant to which TheHuffingtonPost.com, Inc. (the “HuffingtonPost”) became a wholly-owned subsidiary of AOL, AOL agreed to assume the obligations for the Plan, as set forth in the Agreement and Plan of Merger, by and among AOL, Headline Acquisition Corporation, the HuffingtonPost and Shareholder Representative Services LLC, as the Securityholders’ Agent, dated as of February 6, 2011.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional securities to be offered or issued in connection with a stock split, stock dividend, or similar transactions under the Plan.
(3)	Represents the total number of shares of AOL common stock available for issuance under the Plan upon the exercise or settlement of awards granted or to be granted thereunder, adjusted to reflect the exchange ratio of .9395.
(4)	Calculated by multiplying the proposed maximum aggregate offering price of securities by .0001161.

EXPLANATORY NOTE

In connection with the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, by and among AOL Inc. (“AOL” or the “Registrant”), Headline Acquisition Corporation, TheHuffingtonPost.com, Inc. (the “HuffingtonPost”) and Shareholder Representative Services LLC, as the Securityholders’ Agent, dated as of February 6, 2011 (the “Merger Agreement”), AOL assumed the TheHuffingtonPost.com, Inc. Long-Term Incentive Plan (the “Plan”). This Registration Statement registers 4,938,606 shares of common stock available for issuance under the Plan, which number includes 664,611 shares issuable upon the exercise of rollover options assumed by AOL under the Merger Agreement. The obligations under each rollover option to purchase HuffingtonPost common shares that is not vested as of the effective time of the Merger (the “Effective Time”) and is held by a continuing employee of the HuffingtonPost shall be converted into options to purchase a number of shares of AOL common stock equal to the product of (x) the number of shares of HuffingtonPost common stock subject to such HuffingtonPost stock option immediately prior to the Effective Time multiplied by (y) .9395, which is the option exchange ratio described in the Merger Agreement, and the per share exercise price for AOL common stock issuable upon exercise of such converted stock option shall be equal to (a) the exercise price per share of such rollover options immediately prior to the Effective Time divided by (b) .9395. Following the Effective Time, such assumed rollover options shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to the corresponding HuffingtonPost stock options immediately prior to the Effective Time, except for certain changes to the vesting schedule in accordance with the Merger Agreement. Any new awards will only be made to individuals who were eligible for awards under the Plan prior to the Effective Time. As soon as practicable after the Effective Time, AOL intends to amend and restate the Plan to (i) change the name of the Plan to the “AOL Inc. Long-Term Incentive Plan for the Employees of the HuffingtonPost Media Group,” (ii) conform the definition of “fair market value” to the definition, and the limitation on full value awards to the amount, contained in the AOL Inc. 2010 Stock Incentive Plan, as amended and restated (Sections 2.1(d) and Appendix (n)) and (iii) make other conforming changes consistent with AOL’s assumption of the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section  10(a) of the Securities Act.

Item 2.   Registrant Information and Employee Plan Annual Information.

AOL will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to AOL Inc., 22000 AOL Way, Dulles, Virginia 20166, Attention: General Counsel, telephone number (703) 265-1000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

AOL hereby incorporates by reference into this Registration Statement the following documents filed by it with the SEC:

(a)	AOL’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011;

(b)	AOL’s Current Reports on Form 8-K filed on February 7, 2011; January 31, 2011; January 28, 2011(other than the portions of those documents deemed to be furnished and not filed); and

(c)	the description of AOL’s common stock, which is contained in AOL’s registration statement on Form 10 filed with the Commission on July 27, 2009 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by AOL pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”). Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, AOL’s Certificate of Incorporation includes provisions that eliminate, to the fullest extent permitted by the Delaware General Corporation Law or any other law of the State of Delaware, the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by AOL’s Certificate of Incorporation or By-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

AOL’s By-laws require indemnification, to the fullest extent permitted under Delaware law, of any person who is or was a director or officer of AOL or any direct or indirect wholly-owned subsidiary of AOL and who is or was a party or is threatened to be made a party to, or was or is otherwise directly involved in (including as a witness), any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of AOL or any direct or indirect wholly-owned subsidiary of AOL, or is or was serving at the request of AOL as a director, officer, employee, partner, member or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that the foregoing shall not apply to a director or officer with respect to a proceeding that was commenced by such director or officer except under certain circumstances.

In addition, the By-laws provide that expenses incurred by or on behalf of a current or former director or officer in connection with defending any action, suit or proceeding will be advanced to the director or officer by AOL upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

The indemnification rights provided in the By-laws are not exclusive of any other right to which persons seeking indemnification may otherwise be entitled.

AOL maintains liability insurance for its directors and officers. Such insurance is available to AOL’s directors and officers in accordance with its terms.

The Merger Agreement provides for indemnification of the past and present officers and directors of HuffingtonPost, for acts or omissions occurring at or prior to the completion of the merger, to the same extent as these individuals had rights of indemnification prior to the completion of the merger.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Exhibit Index.

Item 9.   Undertakings.

(a) AOL hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this March 4, 2011.

AOL INC.

By	/s/ Arthur Minson
Name: Arthur Minson
Title: Executive Vice President and Chief Financial and Administrative Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Julie Jacobs, Damien Atkins and Erin Tulk as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, and (iii) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming that all such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy M. Armstrong Timothy M. Armstrong	Chairman and Chief Executive Officer (Principal Executive Officer)	March 4, 2011

/s/ Arthur Minson Arthur Minson	Executive Vice President and Chief Financial and Administrative Officer (Principal Financial Officer)	March 4, 2011

/s/ Douglas E. Horne Douglas E. Horne	Deputy Chief Financial Officer and Controller (Principal Accounting Officer)	March 4, 2011

/s/ Richard L. Dalzell Richard L. Dalzell	Director	March 4, 2011

Signature	Title	Date

/s/ Karen E. Dykstra Karen E. Dykstra	Director	March 4, 2011

/s/ Alberto Ibargüen Alberto Ibargüen	Director	March 4, 2011

/s/ Susan M. Lyne Susan M. Lyne	Director	March 4, 2011

/s/ Patricia E. Mitchell Patricia E. Mitchell	Director	March 4, 2011

/s/ Michael K. Powell Michael K. Powell	Director	March 4, 2011

/s/ Fredric G. Reynolds Fredric G. Reynolds	Director	March 4, 2011

/s/ James R. Stengel James R. Stengel	Director	March 4, 2011

INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on December 9, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.2	Amended and Restated By-laws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.3	Specimen Common Stock Certificate of the Registrant (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated December 11, 2009).

4.4	TheHuffingtonPost.com, Inc. Long-Term Incentive Plan.

5.1	Opinion of Simpson Thacher & Bartlett LLP.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to this Registration Statement).